FIRST AMENDMENT TO
CONSULTING SERVICES AGREEMENT
     This First Amendment to Consulting Services Agreement (“Agreement”) is entered into as of January 5, 2007, between GX Technology Corporation, a Texas corporation having offices at 2101 City West Boulevard, Building III, Suite 900, Houston, Texas 77042 (the “Company”), and Michael K. Lambert (“Consultant”). The Company and Consultant are sometimes referred to in this Agreement as a “Party” and collectively as the “Parties.”
     The Parties entered into certain Consulting Services Agreement dated as of October 19, 2006 (the “Agreement”), and now desire to amend the Agreement as provided below.
     Now therefore, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.	Section 1(a) of the Agreement is hereby replaced in its entirety with the following:

(a) The Company hereby engages Consultant to perform (i) services related to an RTM project as agreed to between the Company and Consultant until February 28, 2007 (or such earlier date that the Company shall elect to discontinue the RTM project), and (ii) thereafter until the end of the Term, management advisory services as requested from time to time by the Company and agreed by the Consultant (the RTM project services and management advisory services are collectively referred to herein as the “Services”). The specifics and schedule of the Services will be as approved from time to time by the Chief Executive Officer of Input/Output, Inc. or another Company representative designated by such person, such approval being subject to agreement by the Consultant.

2.	Section 2 of the Agreement is hereby replaced in its entirety with the following:

Term. The term of this Agreement shall commence on January 1, 2007, and shall remain in effect through February 28, 2008 (the “Term”), unless earlier terminated in accordance with Section 16 or reduced pursuant to this Section 2. Notwithstanding the foregoing, if the Company elects to discontinue the RTM project prior to February 28, 2007, by giving Consultant written notice, the Term shall end on the date 12 months after the date that the Company discontinues the RTM project.

3.	Section 3(a) of the Agreement is hereby replaced in its entirety with the following:

(a) In consideration for the Services provided by Consultant during the Term, and assuming that Consultant works on the RTM project until February 28, 2007, the Company shall pay Consultant total compensation of $311,197, payable in installments on the last business day of each month of the Term. The Parties agree that if the Company elects to discontinue the RTM project prior to February 28, 2007, the Company will pay Consultant $15,000 for the work-to-date on the RTM project, and the total consideration for the Services provided by Consultant during the Term (including the $15,000 payment) shall be $281,740.
4.	In Section 5, the phrase “December 31, 2007” is hereby replaced with the phrase “the end of the Term”.

5.	This Amendment is limited to the amendments expressly set forth herein and, except for such express amendments, this Amendment shall not constitute a modification, acceptance or waiver of any other provision of the Agreement. At all times from and after the date hereof, all references in the Agreement to the “Agreement” shall be deemed to be references to the Agreement after giving effect to, and as amended by, this Amendment.
     IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the day and year first above written.

Michael K. Lambert	GX TECHNOLOGY CORPORATION

/s/ Michael K. Lambert	By:	/s/ David L. Roland

	Name:	David L. Roland

	Title:	Vice President

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